Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-121231 and 333-175785 on Form S-8 of SuperCom Ltd. ("the Company") of our report dated May 24, 2017 (except for notes Notes 2q, 2x, 6, and 14 as to which the report is dated June 7, 2018), which report includes an explanatory paragraph with respect the separation revenues and cost of revenue to products and services in accordance with Rules 5-03(b)(1) and (2) of Regulation S-X, relating to the consolidated financial statements of the Company appearing in this Annual Report on Form 20-F/A.

Tel-Aviv, Israel	/s/ Brightman Almagor Zohar & Co.
June 19, 2018	Certified Public Accountants (lsr.)
Member of Deloitte Touche Tohmatsu Limited